UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 23, 2013

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-52089	36-4528166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2013, InVivo Therapeutics Holdings Corp. (the “Company”) appointed Mark D. Perrin as Chief Executive Officer of the Company, commencing January 6, 2014. Mr. Perrin, 57, most recently served as President of Dennan Consulting, a biotech consulting firm, since 2012. From 2005 to 2010, Mr. Perrin, was President and Chief Executive Officer of ConjuChem Biotechnologies, Inc. Prior to joining ConjuChem, Mr. Perrin was Executive Vice President and Chief Commercial Officer of Orphan Medical, Inc. from 2002 to 2005, when it was acquired by Jazz Pharmaceuticals. From 1995 to 2001, he was Executive Vice President, Commercial Operations of COR Therapeutics, Inc.

In connection with his appointment, Mr. Perrin and the Company entered into an employment agreement pursuant to which Mr. Perrin agreed to serve as Chief Executive Officer. Mr. Perrin will receive a salary at an annual rate of $400,000. In addition, Mr. Perrin will be eligible to receive an annual cash bonus equal to 50% of his annual salary, subject to his performance of specified objectives to be established by the Board (or a designated committee thereof) each year. Mr. Perrin is eligible to receive all medical, dental and other benefits to the same extent as provided to other senior management employees. In connection with his relocation to the Boston area, the Company will arrange for up to 12 months of corporate housing and will pay Mr. Perrin $20,000 for moving expenses.

Upon the commencement of his employment, Mr. Perrin will receive a stock option under the Company’s 2010 Equity Incentive Plan to purchase 2,000,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on such date. This stock option shall vest and become exercisable over the course of a four-year period, with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly in equal installments until fully vested on the fourth anniversary of the grant date.

Under the agreement, if Mr. Perrin’s employment is terminated by the Company without cause, or by Mr. Perrin for “good reason,” then (i) the Company is obligated to pay severance (consisting of base salary in effect at the time of termination and his prior year’s annual bonus) to Mr. Perrin for a period of one year and (ii) with respect to any such terminations occurring subsequent to the first anniversary of the commencement of employment, the unvested portion of any stock options held by Mr. Perrin will vest to the extent of 12 additional months. Severance payments and the accelerated vesting of options are contingent on execution of a general release of claims against the Company, and are in addition to accrued obligations to Mr. Perrin unpaid by the Company prior to the time of termination. The agreement also contains various restrictive covenants, including covenants relating to non-competition, non-solicitation, confidentiality and assignment of inventions.

Upon commencement of employment, Mr. Perrin will also become a Class III member of the Board of Directors.

Upon commencement of Mr. Perrin’s employment as Chief Executive Officer, Michael J. Astrue, whose term as Interim Chief Executive Officer was set to expire on January 10, 2014, will no longer serve in that role, but will assist in the transition during the remainder of his term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: December 24, 2013	By:	/s/ Michael J. Astrue
Michael J. Astrue
Interim Chief Executive Officer